UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – October 4, 2005

TXU CORP.

(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

TXU ENERGY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	33-108876	75-2967817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including area code – (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On October 4, 2005, TXU Energy Company LLC (“TXU Energy Holdings”) filed with the Public Utility Commission of Texas (the “Commission”) its second and final 2005 request for a fuel factor adjustment for its price to beat (“PTB”) electricity rates. As previously disclosed, the filing is in accordance with an agreement reached September 13, 2005, with the Commission Staff and the Office of Public Utility Counsel to provide customers with further price certainty and moderate the effect of higher commodity prices through the end of the year.

The agreement provides that if the Commission approves the filing no later than its open meeting on October 28, 2005, upon implementation of the new PTB rates, TXU Energy Holdings will voluntarily implement an across-the-board discount for all PTB customers. This discount, which will expire on December 31, 2005, will result in a rate for PTB customers based on natural gas prices of $9.743 per MMBtu. If approved, a typical PTB customer will see an increase of approximately 12% on their monthly bill through the end of the year and an additional increase of approximately 12% beginning January 1, 2006, which will reflect the commodity price level ($11.534 per MMBtu) reflected in the October 4, 2005 request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

TXU CORP.

By:	/s/ Stan J. Szlauderbach
Name:	Stan J. Szlauderbach
Title:	Senior Vice President and Controller

TXU ENERGY COMPANY LLC

By:	/s/ Stan J. Szlauderbach
Name:	Stan J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: October 6, 2005

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